EXHIBIT 10.1

1 Venture, Suite 150, Irvine, CA 92618 Tel (888) 798-9100 www.shiftpixy.com

7/16/2019

Domonic J. “DJ” Carney

4492 Vereda Mar de Ponderosa

San Diego, CA 92130

Domonic.carney@gmail.com

RE:	Offer of Employment

Dear Domonic,

Shift Human Capital Management., Inc dba ShiftableHR, is pleased to offer you the position of Chief Financial Officer. The following provisions outline the terms of our employment offer to you, should you accept.

Your first day of hire will be targeted for Thursday, August 1, 2019. We understand that you may need to give your current employer notice, which may cause a slightly later start date. Your pay will begin effective with the start date of your employment.

You will be reporting directly to Scott Absher, our C.E.O. Your home base will be in our Corporate office in Irvine, California. Your beginning salary will be $29,166.67 per month, paid on a semi-monthly basis ($14,583.33 per pay period.) This is a full-time, exempt position, and you will not be entitled to overtime.

This pay plan may be changed at any time, without notice, at the sole discretion of ShiftableHR. However, no changes to the pay plan will be effective unless in writing and signed by the President of ShiftableHR. No oral representation contrary to this pay plan is contractually binding.

ShiftableHR’s pay period is Semi-Monthly. All employees are paid on the 5th and 20th of each month. For the pay period between the 1st and the 15th of the month, the employees are paid by the 20th of that month. For the pay period between the 16th and the end of the month, employees are paid by the 5th of the following month. When the 5th or the 20th of the month fall on a Saturday, you would be paid on the preceding Friday. If the 5th or the 20th of the month fall on a Sunday or Monday Holiday, you would be paid on the following business day.

You will be eligible for the paid holidays and start to accrue paid time off effective your hire date. During your first year of employment, you will accrue 4 weeks of paid time off.

In addition, you will become eligible for additional employee benefits (unless you waive such benefits) as specified in your employee handbook on the first day of the month following your date of hire. You will be eligible for the standard ShiftableHR employee benefits, which include: medical, dental, vision, prescription package, long-term disability insurance, group life insurance, and 401(k). ShiftableHR pays 100% of all medical, dental and vision insurance and 100% of any Buy Up Plans and dependent coverage. All plan benefits as offered are subject to the terms, conditions and limitations of such plans.

Offer of Employment

Subject to approval of the ShiftPixy’s Board of Directors and/or its Compensation Committee, as applicable, you will be granted an option to purchase shares of the Company’s common stock. The grant of such options and the options themselves will be subject to the terms, conditions and limitations the ShiftPixy 2017 Stock Option/ Stock Issuance Plan, including the constraints imposed by the Board of Directors.

As a ShiftableHR employee, you will be required to sign an acknowledgement that you have read and understand the company rules and regulations as described in the company handbook and that you intend to abide by these rules and regulations. You will also be required to sign a confidentiality agreement. You will also be required to submit satisfactory documentation regarding your identification and right to work in the United States no later than three (3) days after your newly assigned position begins.

This offer is contingent on the completion of reference checks, verification of employment information, and background checks including drug, criminal and credit investigations. In this regard, we require that the reference checks, verification of employment information, background checks including drug, criminal and credit investigations are generally positive in substance.

This is a conditional offer based on the assumption that no false information has been disclosed and approval of all background checks including drug, criminal and credit investigations are positive. This offer can be revoked at any time upon receiving information detrimental to the success of this position.

While we want to start out on a positive note, it is important to understand that our company is an “at will” employer. We believe it is also important to be aware that either of us may terminate our employment arrangement at any time. This mutual termination of employment arrangement will supersede all previous written and oral communication with you and can be modified only by written agreement signed by all parties.

If you wish to accept employment with ShiftableHR under the terms as set forth above, please sign and date this letter and return to me via e-mail by close of business day on Friday, July 19, 2019.

I look forward to your favorable reply and to a productive and exciting long-term working relationship.

Sincerely,	Approved and Accepted:

/s/ Dominic J. “DJ” Carney
Amanda Murphy	Domonic J. “DJ” Carney
Director of Operations	Date 7/26/19

Offer of Employment